Exhibit 19.1

Riot PLATFORMS, Inc.

Insider Trading Policy

Effective October 8, 2025

INTRODUCTION

This Policy is designed to prevent trading of securities when a person is aware of Material Nonpublic Information (as defined below) and provides guidelines with respect to purchases, sales, hedges, shorts or any other direct or indirect action taken (collectively, “Transactions”) in the securities of Riot Platforms, Inc. and its subsidiaries (the “Company”). It also provides guidance on the handling of confidential information about the Company and the companies with which the Company does business.

Additional information about this Policy may be found in Appendix 1, which contains responses to frequently asked questions regarding the Policy. Please read this Policy and its Appendices in their entirety. All employees, officers and directors of the Company will be required to certify to the Company that they have read, understood, and agree to comply with this Policy by signing and returning to the Company the form of certification attached as Appendix 2.

APPLICABILITY

Who is Covered by this Policy. This Policy applies to all Company personnel, including directors, officers, employees (including temporary employees), independent contractors, and consultants. It also applies to family members (including a spouse, a child, stepchildren, grandchildren, parents, stepparents, grandparents, siblings and in-laws), those who reside with you or are financially dependent on you, and any other person or entity whose transactions in securities are directed by you or are subject to your influence or control. Additionally, any persons in possession of Material Nonpublic Information as shall be identified by the Office of the General Counsel from time to time (collectively, “Insiders”). Any person, including contractors or consultants, who possesses Material Nonpublic Information regarding the Company is an Insider for so long as the information is not publicly known.

Transactions Subject to the Policy. This Policy applies to any Transaction involving Company Securities. For purposes of this Policy, “Company Securities” include the Company’s common stock, options to purchase common stock or any other securities that the Company may issue, including, but not limited to, preferred stock, warrants and convertible debentures, as well as derivative securities that are not issued by the Company, such as exchange-traded put or call options or swaps relating to the Company’s Securities. Such Transactions include, but are not limited to, purchases and sales of Company Securities, as well as stock option exercises, sale of restricted stock awards, 401(k) plan elections, and other Transactions as contemplated in this Insider Trading Policy.

PROHIBITION

No Trading While Aware of Material Nonpublic Information. Never buy or sell Company Securities when aware of information that has not been publicly announced and that could have a material effect on the value of the Company Securities. Information should be considered nonpublic for at least 24 hours after it has been distributed to the general public.

No Trading in Company Derivatives. You may not trade in derivatives of Company Securities, including call and put options.

No Margin Accounts. Insiders are prohibited from holding Company Securities in a margin account.

No Short Sales. Insiders may not short Company Securities.

No Tipping. Do not disclose (“tip”) Material Nonpublic Information to other persons, including Family Members, or make any recommendation about whether to buy or sell Company Securities while aware of Material Nonpublic Information.

No Third-Party Trading or Tipping. Do not trade in the securities of another company when aware of Material Nonpublic Information about that company in connection with your work at the Company. You may also not tip Material Nonpublic Information about another company.

No Trading During Restricted Trading Periods. If you are subject to a restricted trading period, you must refrain from buying or selling Company Securities while trading restrictions are in effect.

In addition to the above prohibitions, this Policy includes important additional information.

MATERIAL NONPUBLIC INFORMATION DEFINED

Material. Determining whether information is “material” requires consideration of all relevant facts and circumstances. In general, information is material if it would likely be considered important by an investor who is deciding whether to buy or sell a security, or if the information is likely to have a significant effect on the market price of the security. Both positive and negative information may be material. Materiality may vary for different companies. Information that is not material to the Company may be material to another company.

Nonpublic. Information is “nonpublic” if it has not yet been broadly released to the public by way of a press release, conference call, public filing, or similar means of public dissemination. Information should be considered nonpublic for at least 24 hours after it has been publicly disseminated.

See Appendix 1 for further discussion on Material Nonpublic Information.

RESTRICTED TRADING PERIODS AND TRADING WINDOWS

Duration of Restriction. A restricted trading period is a specified period of time during which designated Company personnel, and their Family Members and entities, may not buy or sell Company Securities. Trading restrictions begin on the date the Material Nonpublic Information is acquired and ends at the earlier of (i) 24 hours after public disclosure of the information, or (ii) at such time as such Material Nonpublic Information is no longer material.

Restricted Trading Periods. The period beginning near the end of each fiscal quarter and lasting until after the release of the Company’s financial results is a particularly sensitive period for Transactions in the Company’s Securities (the “Black-Out Period”). This is because directors, executive officers, and certain key employees will often possess Material Nonpublic Information about the Company’s financial results. During a Black-Out Period, all directors, executive officers, and key accounting and finance, investor relations and legal department personnel familiar with the financial results of the Company are prohibited from completing any Transactions. Consultants and contractors working for these individuals are also subject to this prohibition.

The quarterly Black-Out Period is as follows:

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The trading window is closed beginning 14 calendar days prior to the end of each fiscal quarter and reopens 24 hours after public disclosure of any Material Nonpublic Information.

In addition to these regularly scheduled restricted trading periods the Company may institute special restricted trading periods or may extend the restriction to a broader group when there are developments that are known to the Company and considered Material Nonpublic Information under this Policy. Such restrictions begin as soon as Insiders become  aware  of  such  a  material  development  or  the  Company  makes  an  internal  announcement that a restricted trading period has been initiated, and ends 24 hours after public dissemination of the Material Nonpublic Information, or at such time as the material development is no longer considered Material Nonpublic Information.

Trading Windows. A “Trading Window” is a specified period of time during which Company personnel may buy or sell Company Securities. Even when the Trading Window is open, any person possessing Material Nonpublic Information concerning the Company may not engage in any Transactions until 24 hours after the date on which the Material Nonpublic Information is publicly disseminated, whether or not the Company has recommended a suspension of trading to that person. Transactions in the Company’s securities when the Trading Window is “open” should not be considered a “safe harbor,” and Insiders remain subject to the general prohibitions set forth in this Policy and under applicable law.

OTHER SPECIAL TRANSACTIONS

The Company has determined that there is a heightened legal risk to the Company and Insiders as well as the potential for the appearance of improper or inappropriate conduct if the persons subject to this Policy engage in certain types of Transactions. It therefore is the Company’s policy that any persons covered by this Policy may not engage in any of the following Transactions or otherwise engage in the following activity, except as noted herein:

Short-Term Trading. Directors, executive officers and any other individuals subject to Section 16 (the “Section 16 reporting persons”) of the Securities Exchange Act of 1934 (the “Act”) must comply with the reporting obligations and limitations on short-swing profit transactions set forth in that section of the Act. For these reasons Section 16 reporting persons who purchase Company Securities in the open market may not sell any Company Securities of the same class during the six months following the purchase (or vice versa).

Hedging Transactions. Hedging or monetization Transactions can be accomplished through a number of possible mechanisms, including through the use of financial instruments such as prepaid variable forwards, equity swaps, collars and exchange funds. The Company strongly discourages you from engaging in such Transactions. Any Insider wishing to enter into such an arrangement must first submit the proposed Transaction for approval by the Compliance Officer. Any request for preclearance of a hedging or similar arrangement must be submitted to the Compliance Officer at least two weeks prior to the proposed execution of documents evidencing the proposed Transaction and must set forth a justification for the proposed Transaction. The Compliance Officer may, on advice of Company securities counsel, deny any such request in his or her sole and absolute discretion. Notwithstanding anything herein, no person shall enter into any Transaction where any possibility of a sale or trade of Company Securities could occur (other than pursuant to a Rule 10b5-1 Plan approved by the Company) when the person possesses Material Nonpublic Information or during a restricted trading period.

Pledged Securities. Insiders may prefer to pledge Company Securities as collateral for a loan or investment rather than selling Company Securities to meet cash needs and are permitted to do so. Pledging stock creates a risk, however, that the Company stock price will be adversely impacted in the event of a forced sale. To mitigate this risk, Insiders, including Section 16 reporting persons, are permitted to pledge Company

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Securities (exclusive of options, warrants, restricted stock units and other rights to purchase Company stock) as collateral for loans and investments only if the maximum aggregate loan or investment amount collateralized by such pledged Company Securities does not exceed 25% of the total value of the Company Securities held by the Insider.

Standing and Limit Orders. Other than standing and limit orders under approved Rule 10b5-1 Plans, Insiders are prohibited from placing standing or limit orders on Company Securities.

Mandatory Preclearance Procedures

Directors, executive officers, and key accounting and finance, investor relations and legal department personnel must receive preclearance from the Company’s Compliance Officer prior to executing any Transactions in the Company’s Securities. A request for preclearance should be submitted to the Compliance Officer at least two (2) business days in advance of the proposed Transaction.

The Compliance Officer is under no obligation to approve a Transaction submitted for preclearance and may determine not to permit the Transaction in his or her sole and absolute discretion. If a covered person seeks preclearance and permission to engage in the Transaction is granted, then he or she may make the trade at any time within three (3) Trading Days of receipt of preclearance. If the requestor becomes aware of Material Nonpublic Information concerning the Company or if a Black-Out Period commences before the Transaction is executed, the preclearance shall be void and the trade may not be completed.

You are responsible for your own conduct. Preclearance in no way relieves you of your own legal obligation to refrain from trading while in possession of Material Nonpublic Information.

EXCEPTIONS

The Transactions listed below are not subject to this Policy’s restrictions, including during restricted trading periods and open trading windows:

Stock Option Exercise. This Policy does not apply to the exercise of an employee stock option acquired pursuant to Company equity incentive plans registered with the Securities and Exchange Commission (the “SEC”), or to the exercise of a tax withholding right pursuant to which a person has elected to have the Company withhold shares subject to an option to satisfy tax withholding requirements. This Policy does apply, however, to any sale of stock as part of a broker-assisted cashless exercise of an option, or any other market sale for the purpose of generating the cash needed to pay the exercise price of an option.

Bona Fide Gifts. This Policy does not apply to bona fide gifts of Company Securities, including for estate planning purposes, gifts to a trust, family limited partnership, or charitable foundation, as long as you or your Family Members remain the sole beneficiaries of the transferred shares and the terms of the transfer ensure that the shares remain subject to the same restrictions that apply to you under this Policy; provided, however, that in all other instances gifts of securities are subject to this Policy.

Transactions under Company Plans. This Policy generally does not apply to non-discretionary Transactions in Company Securities between you and the Company with respect to any employee equity incentive compensation plans adopted by the Company, including the vesting of stock awards and the withholding of shares by the Company to satisfy tax-withholding requirements upon vesting.

Rule 10b5-1 Trading Plans. Rule 10b5-1 under the Exchange Act provides a defense from insider trading liability under very specific and limited circumstances. To be eligible to rely on this defense, a person subject to this Policy must enter into a formal written plan in compliance with the requirements Rule 10b5-

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1 for contemplated Transactions in Company Securities that meets certain conditions specified in the Rule (a “Rule 10b5-1 Plan”).

The Company has adopted Rule 10b5-1 Plan Guidelines setting forth the Company’s general approval requirements for Rule 10b5-1 Plans (the “Rule 10b5-1 Plan Guidelines”), which may be amended from time to time by the Company at the Board’s discretion.  Persons subject to this Policy are advised to contact the Compliance Officer to obtain a current copy of the Rule 10b5-1 Plan Guidelines as early as possible in their Rule 10b5-1 Plan considerations.

Any Rule 10b5-1 Plan proposed by an Insider must be approved by the Compliance Officer, prior to the plan’s enactment; provided, however, the Company’s approval of a Rule 10b5-1 Plan may not be relied upon by the person requesting such approval either (i) as the Company’s endorsement of the Rule 10b5-1 Plan or (ii) of its compliance with applicable securities laws. Following approval of a proposed Rule 10b5-1 Plan by the Compliance Officer, Company Securities may be purchased or sold pursuant to such Rule 10b5-1 Plan, without regard to certain insider trading restrictions set forth in this Policy, if (A) such plan continuously satisfies the requirements of Rule 10b5-1 under the Exchange Act at all times while Transactions in Company Securities will occur and (B) the Insider does not otherwise violate legal prohibitions on Insider Trading with respect to such Transactions in Company Securities pursuant to a Rule 10b5-1 Plan.

Unless otherwise approved by the Compliance Officer, Insiders may not enter into, modify or terminate a Rule 10b5-1 Plan during a Black-Out Period.

POST-TERMINATION TRANSACTIONS

This Policy continues to apply to Transactions in Company Securities even after termination of service to the Company. If an Insider is in possession of Material Nonpublic Information when his or her service terminates, that Insider may not trade in Company Securities until that information has become public or is no longer material according to this Policy. The mandatory Preclearance procedures provided herein, however, will cease to apply to Transactions in Company Securities upon the expiration of any Black-Out Period or other Company-imposed trading restrictions applicable at the time of the termination of service.

ADMINISTRATION

The Board has designated the Company’s General Counsel as the Compliance Officer for the purposes of this Policy, and in his or her absence, another employee designated by the Compliance Officer shall be responsible for the administration of this Policy. All determinations and interpretations by the Compliance Officer shall be final and not subject to further review.

INDIVIDUAL RESPONSIBILITY

In all cases, the responsibility for determining whether an individual is in possession of Material Nonpublic Information rests with that Insider, and any action on the part of the Company, the Compliance Officer, or any other employee or director of the Company pursuant to this Policy (or otherwise) does not in any way constitute legal advice or insulate an individual from liability under applicable securities laws.

POTENTIAL CRIMINAL AND CIVIL LIABILITY

Liability - Generally. Trading while aware of Material Nonpublic Information is a crime and exposes you and the Company to significant legal risk. Penalties for insider trading can include significant fines, monetary damages and prison time. In the United States, the SEC and the Department of Justice prioritize

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these types of cases. They dedicate significant resources and use sophisticated electronic surveillance techniques to identify illegal trading activities. The reason for the transaction, size of the transaction, or the amount of profit received does not have to be significant — even small insider trading violations may be monitored, aggressively investigated, and prosecuted.

Specific Enforcement Actions. Violations of this Policy can result in significant financial penalties and other enforcement actions, including those described below:

●Liability for Insider Trading Violations. Pursuant to federal and state securities laws, Insiders may be subject to criminal penalties of up to $1,000,000 and up to ten years in jail, plus civil penalties of up to three times the profit gained, or loss avoided, for engaging in Transactions in Company Securities when in possession of Material Nonpublic Information.
●Liability for Tipping. Insiders may be liable for improper Transactions by any person to whom they have disclosed Material Nonpublic Information or to whom they have made recommendations or expressed opinions based on such Material Nonpublic Information. The SEC has imposed large penalties even when the disclosing person did not profit from the trading.

Company-Imposed Consequences. The Company will take disciplinary action to cause the disgorgement of any gains made in violation of the Policy. Further disciplinary action may include the termination of employment for cause, whether or not the employee’s failure to comply results in a violation of law.

INQUIRIES

Inquiries regarding this Policy should be directed to the Compliance Officer.

Effective October 8, 2025, as adopted by the Board of Directors of Riot Platforms, Inc.

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RIOT PLATFORMS, INC.

INSIDER TRADING POLICY

APPENDIX 1

FREQUENTLY ASKED QUESTIONS

Q:Why did the Company adopt this Policy?

A:

The Company’s Board of Directors has adopted this Policy to promote compliance with federal, state and foreign securities laws that prohibit certain persons who are aware of Material Nonpublic Information (defined below) about or pertaining to the Company from: (i) trading in securities of the Company; or (ii) providing Material Nonpublic Information to other persons who may trade on the basis of that information.

Q:What information is considered “material” for purposes of this Policy?

A:

Information is considered “material” if a reasonable investor would consider that information important in deciding to buy, hold or sell securities. Any information that could be expected to affect a company’s stock price, whether it is positive or negative, should be considered material. Any information that could reasonably be expected to affect the price of the security is material. There is no bright-line standard for assessing materiality; rather, materiality is based on an assessment of all of the facts and circumstances and is often evaluated by enforcement authorities with the benefit of hindsight. Material information includes both favorable and unfavorable information.

While it is not possible to define all categories of material information, some examples of information that ordinarily would be regarded as material are:

●	Projections of future earnings or losses, or other earnings guidance;
●	Changes to previously announced earnings guidance, or the decision to suspend earnings guidance;
●	Execution or termination of significant contracts;
●	A patent or other intellectual property milestone;
●	A pending or proposed merger, acquisition or tender offer;
●	A pending or proposed acquisition or disposition of a significant asset;
●	A pending or proposed joint venture;
●	A Company restructuring;
●	Significant related party Transactions;
●	A change in dividend policy, the declaration of a stock split or an offering of additional securities;
●	Bank borrowings or other financing Transactions out of the ordinary course;
●	The establishment of a repurchase program for Company Securities;
●	A change in management;
●	A change in auditors or notification that the auditor’s reports may no longer be relied upon;
●	Development of a significant new product, process or service;
●	Pending or threatened significant litigation or the resolution of such litigation;
●	Impending bankruptcy or the existence of severe liquidity problems;

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●	The gain or loss of a significant customer or supplier;
●	A significant cybersecurity incident, such as a data breach, or any other significant disruption in the company’s operations or loss, potential loss, breach or unauthorized access of its property or assets, whether at its facilities or through its information technology infrastructure; or
●	The imposition of an event-specific restriction on trading in Company Securities or the securities of another company or the extension or termination of such restriction.

Q:What is “Nonpublic Information” for purposes of this Policy?

A:

For purposes of this Policy, information is generally considered “nonpublic” if it has not been disclosed to the public. Information may cease to be “nonpublic” if it has been “widely disseminated.” Information generally would be considered “widely disseminated” if it has been disclosed through newswire services, a broadcast on widely available radio or television programs, publication in a widely available newspaper, magazine or news website, or public disclosure documents filed with the SEC that are available on the SEC’s website. By contrast, for purposes of this Policy, information would not be considered widely disseminated if it is available only to Insiders or their Family Members, or if it is only available to a select group of analysts, brokers and institutional investors. Once information has become “widely disseminated,” it is still necessary to provide the investing public with sufficient time to absorb the information. As a rule, information should not be considered fully absorbed by the marketplace until two Trading Days have occurred after the day on which the information is released to the public; thereafter, unless otherwise determined by the Company, the information will no longer be considered Material Nonpublic Information for purposes of this Policy. For example, if the Company were to make an announcement of Material Nonpublic Information on a Monday (post-market), an Insider should consider such information Material Nonpublic Information subject to this Policy until close of market on Wednesday (provided there are no intervening non-Trading Days). Depending on the particular circumstances, the Company may determine that a longer period should apply to the release of specific Material Nonpublic Information.

Q:	What if I can’t tell whether information is material or nonpublic?
A:

If you are unsure whether information of which you are aware is material or nonpublic, you should consult with the Compliance Officer prior to trading. If you are an Insider, you must always consult with the Compliance Officer before trading, as outlined in this policy.

Q:Whose Transactions may be attributable to me?

A:

As discussed elsewhere in this Policy, this Policy applies to you, any Family Member and any other person who has a relationship with you (legal, personal, or otherwise) that might reasonably result in that person’s Transactions being attributable to you. This includes any legal entities that are influenced or controlled by you or other people who have a relationship with you and are subject to this Policy, such any corporations, partnerships, or trusts. You may also be responsible for Transactions by other people with whom you share a residence or who consult with you before they trade in securities where those Transactions might reasonably be attributable to you. In all cases, you must ensure that persons whose trading activities you directly or indirectly influence, or those whose trading activities would reasonably be perceived by others to be under your influence, comply with the terms of this Policy.

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Q:	What are the reasons for maintaining confidentiality?
A:

Your failure to maintain the confidentiality of Material Nonpublic Information could greatly harm our ability to conduct business. In addition, you could be exposed to significant civil and criminal penalties and legal action. Federal securities laws strictly prohibit any person who obtains material inside information and who has a duty not to disclose it from using the information in connection with the purchase and sale of Company Securities. It does not matter how that information has been obtained, whether in the course of employment or Board service, from friends, relatives, acquaintances, or strangers, or from overhearing the conversations of others. Congress enacted this prohibition because the integrity of the securities markets would be seriously undermined if the “deck were stacked” against persons who are not privy to this information.

Q:	What are some of the consequences of violating this Policy?
A:

Federal and state laws prohibit the purchase or sale of securities while aware of Material Nonpublic Information, or the disclosure of Material Nonpublic Information to others who then trade in Company Securities. The SEC, US Attorneys and state and foreign enforcement authorities vigorously pursue insider trading violations. Punishment for insider trading violations is severe and could include significant fines and imprisonment.

Individuals also may be prohibited from serving as directors or officers of the Company or any other public company. Keep in mind that there are no limits on the size of a Transaction that will trigger insider trading liability; relatively small trades have in the past occasioned SEC investigations and lawsuits. The federal securities laws also impose potential liability on companies and other “controlling persons” who fail to take appropriate steps to prevent illegal trading. Directors, officers, and certain managerial personnel could become controlling persons subject to liability if they knew of, or recklessly disregarded, a likely insider trading violation by an employee or other personnel under their control.

In addition to the possible imposition of civil damages and criminal penalties on violators and their controlling persons, any appearance of impropriety could not only damage our reputation for integrity and ethical conduct but also impair investor confidence in us. For this reason, if you violate this Policy, then we may take disciplinary action against you, including dismissal or removal for cause. Thus, even if the SEC does not prosecute a case, involvement in an investigation (by the SEC or us) can tarnish your reputation and damage your career.

Q:What should I do to safeguard Material Nonpublic Information?

A:

So long as Material Nonpublic Information relating to us or our business is unavailable to the general public, it must be kept in strict confidence. Accordingly, you should discuss this information only with persons who have a “need to know;” it should be confined to as small a group as possible, and it should be disclosed only in a setting in which confidentiality can be maintained.

You are expected to always exercise utmost care and circumspection and limit conversations in public places (such as elevators, restaurants, and airplanes) to topics that do not involve sensitive or confidential information. Use care in discussing sensitive or confidential information on cell phones, video chats and other internet-based communication platforms. As set forth in the Company’s Social Media Policy, you are not permitted to post information about the Company on your social media platforms, except as specifically authorized by the Company.  Any unauthorized social media posts containing Material Nonpublic Information are a violation of this Policy, and you may be subject to consequences for such violation, as outlined above. In addition, all emails

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containing sensitive or confidential information should be encrypted before being sent, and consideration should be given to making these emails non-copyable and non-forwardable.

To protect our confidences to the maximum extent possible, no individuals other than specifically authorized personnel may release material information to the public or respond to inquiries about material information from the media, analysts, or others outside the Company’s Social Media Policy and other communications policies.

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RIOT PLATFORMS, INC.

INSIDER TRADING POLICY

APPENDIX 2

CERTIFICATION

IN WITNESS WHEREOF, I, the undersigned individual, hereby certify and confirm that:

1.I have received a copy of the Riot Platforms, Inc. Insider Trading Policy as of the date of this certification (the “Policy”);

2.I have read and I understand the Policy and have been given sufficient opportunity to ask questions of the Company regarding my responsibilities under the Policy to my satisfaction;

3.I acknowledge and understand that the Policy (a) does not constitute legal advice by Riot Platforms, Inc. or any of its representatives, (b) provides no legal protection from illegal Insider Trading activities I may engage in while I am subject to the Policy, and (c) is not a promise, representation, or guarantee that any Transaction in Company Securities I engage in while I am subject to the Policy will be permissible under applicable state and federal securities laws;
4.I acknowledge and understand that my employment relationship with Riot Platforms, Inc. is terminable at will, by Riot Platforms, Inc. or me, at any time, for any reason, with or without cause;

5.Since the date this Policy became effective, or such shorter period of time that I have been an employee of Riot Platforms, Inc., or otherwise a person covered by the Policy, I have complied with the Policy in all respects, and that, so long as I am subject to the Policy, I will continue to comply with the Insider Trading Policy; and

6.I understand that failure to comply with the Insider Trading Policy will lead to disciplinary action, which may include termination of employment, as well as possible civil and criminal liability.

Capitalized terms not otherwise defined herein have the meanings ascribed to them in the Policy.

(Signature)(Date)

(Print Name)

(Company)(Primary Office)

(Position Title)

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